Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-113630, Form S-3 No. 333-123862 and Form S-8 No. 333-127001) of American Equity Investment Life Holding Company and in the related Prospectuses of our report dated March 11, 2005, except for the third and fourth paragraphs of Note 1, as to which the date is November 11, 2005, with respect to the consolidated financial statements and schedules of American Equity Investment Life Holding Company for the year ended December 31, 2004 included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Des Moines, Iowa
March 9, 2007